Exhibit 99.1

CommScope Reports Second Quarter 2016 Results

- Announces voluntary redemption of remaining $237 million PIK Notes -

- Raises three-year BNS synergy target by $25 million to $200 million -

•	Second Quarter Highlights

o	Sales of $1.31 billion, up 51 percent year over year

o	Record gross margin of 42 percent

o	GAAP operating income of $184 million, up 68 percent year over year – driven by BNS acquisition

o	Adjusted operating income (excludes special items) of $291 million, or 22 percent of sales

o	Net income of $0.32 per diluted share, up 33 percent year over year

o	Adjusted net income of $0.74 per diluted share, up 51 percent year over year

o	Cash flow from operations of $151 million

HICKORY, NC, July 28, 2016—CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in infrastructure solutions for communications networks, reported sales of $1.31 billion and net income of $62 million, or $0.32 per diluted share, for the quarter ended June 30, 2016. Sales rose 51 percent year over year driven by incremental sales attributable to the BNS acquisition. Non-GAAP adjusted net income for the second quarter 2016 rose to $145 million, or $0.74 per diluted share. A reconciliation of reported GAAP results to non-GAAP results is attached.

For the quarter ended June 30, 2015, CommScope reported sales of $867 million and net income of $46 million, or $0.24 per diluted share. Non-GAAP adjusted net income for the second quarter of 2015 was $95 million, or $0.49 per diluted share.

“We delivered strong sequential performance in both of our segments, with bottom line results that exceeded our expectations,” said President and Chief Executive Officer Eddie Edwards. “We are proud of our record gross margins, strong operating margins and robust cash flow that enables us to announce the voluntary redemption of our remaining PIK Notes. This will bring our total 2016 debt reduction to over $500 million.

“We are pleased with the current progress of our BNS integration efforts and are increasing our BNS cost synergy target by $25 million. We now expect to achieve at least $100 million in synergies in calendar year 2016 and at least $200 million in annual synergies by calendar year 2018. We continue to focus on accelerating and identifying new synergies while effectively and efficiently integrating the BNS business.”

Second Quarter 2016 Overview

Second quarter 2016 sales grew 51 percent year over year to $1.31 billion, which was consistent with guidance. On a pro forma basis for the BNS acquisition, revenue declined 2 percent year over year driven primarily by slow spending in markets outside of North America. Foreign exchange rate changes negatively affected revenue by 1 percent year over year.

GAAP operating income in the second quarter 2016 was $184 million, an increase of 68 percent year over year. Adjusted operating income in the quarter, which excludes amortization of purchased intangibles, integration and transaction costs, restructuring costs and other special items, increased 65 percent year over year to $291 million. This increase was due primarily to the BNS acquisition, favorable product and geographic mix and benefits from cost reduction initiatives.

GAAP net income for the second quarter of 2016 increased 36 percent year over year to $62 million. Excluding amortization of purchased intangibles and other special items, second quarter adjusted net income increased 53 percent year over year to $145 million. Adjusted earnings were $0.74 per diluted share, up 51 percent year over year.

Second Quarter 2016 Segment Overview

Second quarter Connectivity Solutions segment sales increased 121 percent to $778 million, driven by incremental revenue from the BNS acquisition. On a pro forma basis for the BNS acquisition, Connectivity Solutions segment sales were essentially flat year over year. Foreign exchange rate changes negatively affected revenue by approximately 1 percent from the year-ago period. In the quarter, Connectivity Solutions adjusted operating income increased 134 percent year over year to $169 million, or 22 percent of its sales. The nearly 110 basis point year-over-year increase in adjusted operating income margin was due primarily to favorable product and geographic mix and benefits from cost reduction initiatives.

Mobility Solutions segment sales of $529 million increased 3 percent year over year due to incremental sales from the BNS acquisition. On a pro forma basis for the BNS acquisition, Mobility Solutions segment sales decreased 5 percent year over year. Higher spending by certain North American wireless operators was more than offset by a decline in other major geographic regions and product rationalization. Foreign exchange rate changes had a negative impact of approximately 1 percent on Mobility Solutions segment sales compared to the year-ago period. Mobility Solutions adjusted operating income was $122 million, or 23 percent of its sales. The 18 percent increase in adjusted operating income compared to the prior year was driven by favorable product and geographic mix and benefits from cost reduction initiatives.

Planned PIK Notes Redemption

Today, CommScope notified holders of the 6.625%/7.375% Senior PIK Toggle Notes due 2020 that it will redeem the remaining principal amount of $236.6 million on August 29, 2016. The Notes will be redeemed at a redemption price of 103.313% of the principal plus unpaid interest.

BNS Cost Synergy Update

CommScope has increased its BNS cost synergy target by $25 million. The company now expects to achieve at least $100 million in synergies in calendar year 2016 and at least $200 million in annual synergies by calendar year 2018. CommScope continues to make progress on its cost synergy plan and is exceeding original plan estimates in most functional areas.

“This increase in synergy targets is a testament to the hard work and determination of our team and to how well they are executing the BNS integration plan,” commented Edwards.

Outlook

CommScope management provided the following third quarter and full year 2016 guidance.

Third Quarter 2016 Guidance:

•	Revenue of $1.26 billion – $1.31 billion
•	Operating income of $166 million – $183 million
•	Adjusted operating income of $265 million – $285 million
•	Earnings per diluted share of $0.37 – $0.39, based on 196 million weighted average diluted shares
•	Adjusted earnings per diluted share of $0.69 – $0.74, up 35 percent year over year at the midpoint
•	Adjusted effective tax rate of 34 percent – 35 percent

Full Year 2016 Guidance:

•	Revenue of $4.85 billion – $4.95 billion
•	Operating income of $562 million – $597 million
•	Adjusted operating income of $990 million – $1,035 million
•	Earnings per diluted share of $0.91 – $0.96, based on 196 million weighted average diluted shares
•	Adjusted earnings per diluted share of $2.42 – $2.52, up 33 percent year over year at the midpoint
•	Adjusted effective tax rate of 34 percent – 35 percent
•	Cash flow from operations of more than $550 million

A reconciliation of GAAP to non-GAAP outlook is attached.

Conference Call, Webcast and Investor Presentation

As previously announced, CommScope will host a conference call today at 8:30 a.m. ET in which management will discuss second quarter 2016 results. The conference call also will be webcast.

To participate in the conference call, dial 866-394-7514 (US and Canada only) or +1 706-758-2714. The conference identification number is 47476485. Please plan to dial in 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call and corresponding presentation will be available through a link on CommScope’s Investor Relations page.

If you are unable to participate and would like to hear a replay, dial 855-859-2056 (US and Canada only) or +1 404-537-3406. The replay identification number is 47476485 and will be available through August 28, 2016. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

Third Quarter 2016 Earnings Call Scheduled

CommScope plans to release its third quarter 2016 financial results on Thursday, November 3, 2016.

About CommScope

CommScope (NASDAQ: COMM) helps companies around the world design, build and manage their wired and wireless networks. Our vast portfolio of network infrastructure includes some of the world’s most robust and innovative wireless and fiber optic solutions. Our talented and experienced global team is driven to help customers increase bandwidth; maximize existing capacity; improve network performance and availability; increase energy efficiency; and simplify technology migration. You will find our solutions in the largest buildings, venues and outdoor spaces; in data centers and buildings of all shapes, sizes and complexity; at wireless cell sites; in telecom central offices and cable headends; in FTTx deployments; and in airports, trains, and tunnels. Vital networks around the world run on CommScope solutions.

Non-GAAP Financial Measures

CommScope management believes that presenting certain non-GAAP financial measures provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. As calculated, our non-GAAP measures may not be comparable to other similarly titled measures of other companies. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Forward Looking Statements

This press release or any other oral or written statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, our ability to integrate the BNS business on a timely and cost-effective manner; our reliance on TE Connectivity for transition services for the BNS business; our ability to realize expected growth opportunities and cost savings from the BNS business; our dependence on customers’ capital spending on communication systems; concentration of sales among a limited number of customers and channel partners; changes in technology; industry competition and the ability to retain customers through product innovation, introduction and marketing; risks associated with our sales through channel partners; product performance issues and associated warranty claims; our ability to maintain effective information management systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches or computer viruses; the risk our global manufacturing operations suffer production or shipping delays causing difficulty in meeting customer demands; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing; risks associated with our dependence on a limited number of key suppliers; our ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities, including delays or challenges related to removing, transporting or reinstalling equipment, that may affect our ability to meet customer demands for products; possible future restructuring actions; substantial indebtedness and maintaining compliance with debt covenants; our ability to incur additional indebtedness; our ability to generate cash to service our indebtedness; possible future impairment charges for fixed or intangible assets, including goodwill; income tax rate variability and ability to recover amounts recorded as value-added tax receivables; our ability to attract and retain qualified key employees; labor unrest; significant international operations expose us to economic, political and other risks, including the impact of variability in foreign exchange rates; our ability to comply with governmental anti-corruption laws and regulations and export and import controls worldwide; our ability to compete in international markets due to export and import controls to which we may be subject; cost of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign environmental laws; and other factors beyond our control. These and other factors are discussed in greater detail in our 2015 Annual Report on Form 10-K. Although the information contained in this Quarterly Report on Form 10-Q represents our best judgment as of the date of this report based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this report, except as otherwise may be required by law.

Investor Contact: Jennifer Crawford, CommScope +1 828-323-4970 jennifer.crawford@commscope.com	News Media Contact: Rick Aspan, CommScope +1 708-236-6568 publicrelations@commscope.com

Source: CommScope

CommScope Holding Company, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$1,306,788	$867,290	$2,450,767	$1,692,690

Operating costs and expenses:
Cost of sales	753,029	552,595	1,449,917	1,084,791
Selling, general and administrative	234,333	130,797	443,530	256,468
Research and development	51,934	27,982	104,124	55,718
Amortization of purchased intangible assets	76,015	44,624	149,631	89,410
Restructuring costs, net	7,605	1,894	13,677	3,765
Asset impairments	—	—	15,293	—

Total operating costs and expenses	1,122,916	757,892	2,176,172	1,490,152

Operating income	183,872	109,398	274,595	202,538
Other income (expense), net	(14,653)	86	(14,352)	2,713
Interest expense	(74,113)	(49,036)	(146,675)	(85,365)
Interest income	1,148	1,031	3,727	2,060

Income before income taxes	96,254	61,479	117,295	121,946
Income tax expense	(34,293)	(15,887)	(42,754)	(36,878)

Net income	$61,961	$45,592	$74,541	$85,068

Earnings per share:
Basic	$0.32	$0.24	$0.39	$0.45
Diluted (a)	$0.32	$0.24	$0.38	$0.44
Weighted average shares outstanding:
Basic	192,241	189,682	191,996	189,084
Diluted (a)	196,073	194,004	195,815	193,570
(a) Calculation of diluted earnings per share:
Net income (basic)	$61,961	$45,592	$74,541	$85,068

Weighted average shares (basic)	192,241	189,682	191,996	189,084
Dilutive effect of stock options	3,832	4,322	3,819	4,486

Denominator (diluted)	196,073	194,004	195,815	193,570

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	June 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$516,043	$562,884
Accounts receivable, less allowance for doubtful accounts of $16,365 and $19,392, respectively	993,013	833,041
Inventories, net	465,685	441,815
Prepaid expenses and other current assets	128,756	166,900

Total current assets	2,103,497	2,004,640
Property, plant and equipment, net of accumulated depreciation of $275,457 and $243,806, respectively	505,432	528,706
Goodwill	2,797,234	2,690,636
Other intangible assets, net	1,982,792	2,147,483
Other noncurrent assets	125,593	131,166

Total assets	$7,514,548	$7,502,631

Liabilities and Stockholders’ Equity
Accounts payable	$456,830	$300,829
Other accrued liabilities	400,540	371,743
Current portion of long-term debt	12,500	12,520

Total current liabilities	869,870	685,092
Long-term debt	4,935,355	5,231,131
Deferred income taxes	227,060	202,487
Pension and other postretirement benefit liabilities	38,633	37,102
Other noncurrent liabilities	123,425	124,099

Total liabilities	6,194,343	6,279,911
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value: Authorized shares: 200,000,000; Issued and outstanding shares: None	—	—
Common stock, $0.01 par value: Authorized shares: 1,300,000,000; Issued and outstanding shares: 192,618,113 and 191,368,727, respectively	1,937	1,923
Additional paid-in capital	2,247,504	2,216,202
Retained earnings (accumulated deficit)	(737,853)	(812,394)
Accumulated other comprehensive loss	(177,254)	(171,678)
Treasury stock, at cost: 1,096,926 shares and 986,222 shares, respectively	(14,129)	(11,333)

Total stockholders’ equity	1,320,205	1,222,720

Total liabilities and stockholders’ equity	$7,514,548	$7,502,631

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating Activities:
Net income	$61,961	$45,592	$74,541	$85,068
Adjustments to reconcile net income to net cash generated by operating activities:
Depreciation and amortization	103,559	66,269	200,497	125,723
Equity-based compensation	9,411	10,125	18,246	15,378
Deferred income taxes	(37,879)	(20,506)	(48,319)	(34,129)
Asset impairments	—	—	15,293	—
Excess tax benefits from equity-based compensation	(5,347)	(3,750)	(6,728)	(14,164)
Changes in assets and liabilities:
Accounts receivable	(78,772)	(22,940)	(137,532)	(118,257)
Inventories	(8,523)	3,246	(18,386)	9,038
Prepaid expenses and other assets	16,517	7,011	10,139	5,877
Accounts payable and other liabilities	91,836	(14,951)	164,855	(2,269)
Other	(2,259)	1,930	(4,010)	1,001

Net cash generated by operating activities	150,504	72,026	268,596	73,266

Investing Activities:
Additions to property, plant and equipment	(17,712)	(15,868)	(32,184)	(24,081)
Proceeds from sale of property, plant and equipment	56	48	3,740	173
Net purchase price adjustment	(9,092)	—	6,263	—
Acquisition funds held in escrow	—	(2,746,875)	—	(2,746,875)
Other	1,182	464	1,656	3,097

Net cash used in investing activities	(25,566)	(2,762,231)	(20,525)	(2,767,686)

Financing Activities:
Long-term debt repaid	(303,124)	(500,318)	(306,270)	(502,517)
Long-term debt proceeds	—	3,246,875	—	3,246,875
Long-term debt financing costs	—	(9,025)	—	(9,025)
Proceeds from the issuance of common shares under equity-based compensation plans	5,501	4,952	6,991	16,951
Excess tax benefits from equity-based compensation	5,347	3,750	6,728	14,164
Tax withholding payments for vested equity-based compensation awards	(75)	—	(2,796)	—

Net cash generated by (used in) financing activities	(292,351)	2,746,234	(295,347)	2,766,448
Effect of exchange rate changes on cash and cash equivalents	(4,912)	1,788	435	(8,390)

Change in cash and cash equivalents	(172,325)	57,817	(46,841)	63,638
Cash and cash equivalents, beginning of period	688,368	735,142	562,884	729,321

Cash and cash equivalents, end of period	$516,043	$792,959	$516,043	$792,959

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating income, as reported	$183.9	$109.4	$274.6	$202.5

Adjustments:
Amortization of purchased intangible assets	76.0	44.6	149.6	89.4
Restructuring costs, net	7.6	1.9	13.7	3.8
Equity-based compensation	9.4	10.1	18.2	15.4
Asset impairments	—	—	15.3	—
Integration and transaction costs	14.5	9.9	30.3	21.3
Purchase accounting adjustments	(0.4)	—	0.6	0.1

Total adjustments to operating income	107.1	66.5	227.7	130.0

Non-GAAP adjusted operating income	$291.0	$175.9	$502.4	$332.4

Income before income taxes, as reported	$96.3	$61.5	$117.3	$121.9
Income tax expense, as reported	(34.3)	(15.9)	(42.8)	(36.9)

Net income, as reported	$62.0	$45.6	$74.5	$85.1
Adjustments:
Total pretax adjustments to operating income	107.1	66.5	227.7	130.0
Pretax amortization of deferred financing costs & OID(1)	7.2	10.1	10.9	13.2
Pretax acquisition related interest(1)	—	5.3	—	5.3
Pretax loss on debt transactions(2)	9.9	—	9.9	—
Pretax gains on sale of equity investment(2)	(0.1)	(0.3)	(0.5)	(2.7)
Tax effects of adjustments and other tax items(3)	(41.4)	(32.4)	(83.4)	(54.5)

Non-GAAP adjusted net income	$144.7	$94.8	$239.1	$176.3

Diluted EPS, as reported	$0.32	$0.24	$0.38	$0.44
Non-GAAP adjusted diluted EPS	$0.74	$0.49	$1.22	$0.91

(1)	Included in interest expense.
(2)	Included in other income (expense), net.
(3)	The tax rates applied to adjustments reflect the tax expense or benefit based on the tax jurisdiction of the entity generating the adjustment. There are certain items for which we expect little or no tax effect.

Note: Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Segment Information

(Unaudited — In millions)

Sales by Segment(1)

				% Change
	Q2 2016	Q1 2016	Q2 2015	Sequential	YOY
Connectivity Solutions	778.0	687.0	352.1	13.2%	121.0%
Mobility Solutions	528.8	457.0	515.2	15.7%	2.6%

Total Net Sales	$1,306.8	$1,144.0	$867.3	14.2%	50.7%

Non-GAAP Adjusted Operating Income by Segment(1)
				% Change
	Q2 2016	Q1 2016	Q2 2015	Sequential	YOY
Connectivity Solutions	168.5	134.8	72.5	25.0%	132.4%
Mobility Solutions	122.5	76.6	103.5	59.9%	18.4%

Total Non-GAAP Adjusted Operating Income	$291.0	$211.4	$175.9	37.7%	65.4%

(1)	As of January 1, 2016, the Company began reporting in two operating segments: Connectivity Solutions and Mobility Solutions. All prior period amounts have been restated to reflect these operating segment changes.

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Pro Forma Sales

(Unaudited — In millions)

Pro Forma Sales(1)
	Q1 2015	Q2 2015	Q3 2015	Q4 2015(2)	Full Year 2015
Legacy CommScope	$825.4	$867.3	$831.5	$754.0	$3,278.2
Legacy BNS	424.9	471.0	415.8	388.5	1,700.2

Total Pro Forma Net Sales	$1,250.3	$1,338.3	$1,247.3	$1,142.5	$4,978.4

Pro Forma Sales by Segment(1)
	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Full Year 2015
Connectivity Solutions	$717.6	$781.2	$750.4	$671.5	$2,920.7
Mobility Solutions	532.7	557.0	496.9	471.0	2,057.6

Total Pro Forma Net Sales	$1,250.3	$1,338.3	$1,247.3	$1,142.5	$4,978.4

(1)	As of January 1, 2016, the Company began reporting in two operating segments: Connectivity Solutions and Mobility Solutions. All prior period amounts have been restated to reflect these operating segment changes.
(2)	As reported

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

The unaudited pro forma amounts are presented as though the BNS acquisition had been completed as of January 1, 2015. This pro forma information has not been prepared in accordance with U.S. generally accepted accounting principles. Accordingly, the pro forma financial information should not be relied upon as being indicative of the results that would have been realized.

CommScope Holding Company, Inc.

Reconciliation of GAAP to Non-GAAP Adjusted Operating Income by Segment

(Unaudited — In millions)

Second Quarter 2016 Non-GAAP Adjusted Operating Income Reconciliation by Segment (1)

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$92.9	$91.0	$183.9
Amortization of purchased intangible assets	50.6	25.4	76.0
Restructuring costs, net	6.6	1.0	7.6
Equity-based compensation	5.3	4.1	9.4
Integration and transaction costs	13.5	1.0	14.5
Purchase accounting adjustments	(0.4)	—	(0.4)

Non-GAAP adjusted operating income	$168.5	$122.5	$291.0
Non-GAAP adjusted operating margin%	21.7%	23.2%	22.3%

First Quarter 2016 Non-GAAP Adjusted Operating Income Reconciliation by Segment (1)

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$50.0	$40.7	$90.7
Amortization of purchased intangible assets	48.2	25.4	73.6
Restructuring costs, net	1.1	5.0	6.1
Equity-based compensation	5.0	3.8	8.8
Asset impairments	15.3	—	15.3
Integration and transaction costs	14.1	1.8	15.9
Purchase accounting adjustments	1.0	—	1.0

Non-GAAP adjusted operating income	$134.8	$76.6	$211.4
Non-GAAP adjusted operating margin%	19.6%	16.8%	18.5%

Second Quarter 2015 Non-GAAP Adjusted Operating Income Reconciliation by Segment(1)

	Connectivity Solutions	Mobility Solutions	Total
Operating income, as reported	$39.2	$70.2	$109.4
Amortization of purchased intangible assets	21.5	23.1	44.6
Restructuring costs, net	1.0	0.9	1.9
Equity-based compensation	4.6	5.5	10.1
Integration and transaction costs	6.1	3.8	9.9

Non-GAAP adjusted operating income	$72.5	$103.5	$175.9
Non-GAAP adjusted operating margin%	20.6%	20.1%	20.3%

(1)	As of January 1, 2016, the Company began reporting in two operating segments: Connectivity Solutions and Mobility Solutions. All prior period amounts have been restated to reflect these operating segment changes.

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Adjusted Free Cash Flow

(Unaudited — In millions)

Adjusted Free Cash Flow

	Q2 2016	Q2 2015
Cash flow from operations	$150.5	$72.0
Integration and transaction costs	15.4	12.3
Redemption premium	9.9	—
Capital expenditures	(17.7)	(15.9)
Capex related to BNS integration	1.9	7.3

Adjusted Free Cash Flow	$160.0	$75.7

See Description of Non-GAAP Financial Measures

CommScope Holding Company, Inc.

Quarterly Adjusted Operating Income and Adjusted EBITDA

(Unaudited — In millions)

GAAP to Non-GAAP Adjusted Operating Income and Adjusted EBITDA Reconciliation

	Q2 2016	Q1 2016	Q4 2015	Q3 2015	Q2 2015
Operating income (loss), as reported	$183.9	$90.7	$21.6	$(42.5)	$109.4
Amortization of purchased intangible assets	76.0	73.6	76.9	54.3	44.6
Restructuring costs, net	7.6	6.1	18.9	6.9	1.9
Equity-based compensation	9.4	8.8	7.6	5.7	10.1
Asset impairments	—	15.3	5.5	85.3	—
Integration and transaction costs	14.5	15.9	14.8	60.8	9.9
Purchase accounting adjustments	(0.4)	1.0	51.2	30.5	—

Non-GAAP adjusted operating income	$291.0	$211.4	$196.4	$201.0	$175.9

Non-GAAP adjusted operating margin%	22.3%	18.5%	17.2%	20.7%	20.3%

Depreciation	20.4	19.6	21.9	15.6	11.5

Non-GAAP adjusted EBITDA	$311.4	$231.1	$218.2	$216.6	$187.4

Components may not sum to total due to rounding

See Description of Non-GAAP Financial Measures

Note: Pro forma LTM adjusted EBITDA for June 2016 was $1,015.8 million, which included the impact of the BNS and Airvana acquisitions ($38.6 million) so that the impact of the acquisitions is fully reflected in the twelve-month period. See our Form 10-Q for further information.

CommScope Holding Company, Inc.

Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures

(Unaudited — In millions, except per share amounts)

Outlook
Three Months Ended
	September 30, 2016	Full Year 2016
Operating income	$166 - $183	$562 -$597

Adjustments:
Amortization of purchased intangible assets	$74	$297
Equity-based compensation	$9	$36
Restructuring costs, integration costs and other(1)	$16 - $19	$95 - $105

Total adjustments to operating income	$99 - $102	$428 - $438

Non-GAAP adjusted operating income	$265 - $285	$990 - $1,035

Diluted earnings per share	$0.37 - $0.39	$0.91 - $0.96

Adjustments(2):
Total adjustments to operating income	$0.33 - $0.35	$1.47 - $1.51
Debt-related costs and other special items(3)	$(0.01) - $0.00	$0.04 -$0.05

Non-GAAP adjusted diluted earnings per share	$0.69 - $0.74	$2.42 -$2.52

(1)	Reflects projections for restructuring costs, integration and transaction costs and other special items. Actual adjustments may vary from projections.
(2)	The tax rates applied to projected adjustments reflect the tax expense or benefit based on the expected tax jurisdiction of the entity generating the projected adjustments. There are certain items for which we expect little or no tax effect.
(3)	Reflects projections for amortization of debt issuance costs, loss on debt extinguishment, net investment gains or losses and other tax items. Actual adjustments may vary from projections.

Our actual results may be impacted by additional events for which information is not currently available, such as additional restructuring activities, asset impairments, debt extinguishments, additional transaction and integration costs, foreign exchange rate fluctuations and other gains or losses related to events that are not currently known or measurable.

See Caution Regarding Forward-Looking Statements and Description of Non-GAAP Financial Measures.